EXHIBIT 99.2

To Form 8-K dated January 27, 2009

Fourth Quarter and Year-End 2008 Earnings Release

Seacoast Banking Corporation

January 28, 2009

9:00 a.m. Eastern Time

Operator:

Good morning, ladies and gentlemen, and welcome to Seacoast’s Fourth Quarter Earnings Release Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I would now like to turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin sir.

Dennis S. Hudson III:

Thank you very much and welcome to Seacoast's Fourth Quarter and Year-end 2008 Conference Call.

Before we begin, I'd like to direct your attention to the statement contained at the end of our press release concerning forward statements.  During the call, we will be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered within the meaning of Section 27A of that Act.

With me today is Jean Strickland, our President and Chief Credit Officer; Russ Holland, our Chief Banking Officer; and Bill Hahl, our Chief Financial Officer.  Today, I'll be spending a fair amount of time again reviewing credit quality, and Bill will update us on some of the factors impacting our core earnings this quarter, before we break for a few questions.

2008 has been a challenging year for our industry and for the country.  As most of you know, Seacoast entered this period of unprecedented housing market decline with no exposure to many of the product classes, the so-called exotic, sub-prime, Alt-A, and pay option ARM mortgages, and no exposure to business lines like wholesale mortgage production that have devastated both bottom lines and business models that produced significant earnings growth in prior years for the banking industry.  We did, however, have what turned out to be a larger than ideal exposure to residential construction and land development loans.  We first spoke about this exposure and our concern for the outlook in late 2006.  We restricted our lending to this product-type and we began to reduce our exposures.  As conditions began to deteriorate more rapidly, frankly, than any of us thought possible, we dramatically accelerated our liquidation efforts.  A dramatic reduction in our risk profile as a result of our comprehensive effort to reduce this exposure together with the resulting painful impact on earnings comprises a majority of the story for 2008.

While the year just ended marked our first ever loss as a Company, which is very disappointing, we remain focused all year long on bringing to bear counter measures designed to reduce our exposures to marketplace deterioration as the year developed. Nothing good happens with the passage of time in an environment like this and so timely focus on the brutal reality we confronted at the start of 2008 was critical.

If you'll now turn to the last few pages in our press release, you'll see that we have again included supplemental tables with an eight quarter detailed trending for end of quarter loan balances as well as increases and decreases for each loan type.  Also included is further detail on residential construction and land development loans.  As you can see, by the end of 2008, our exposure to residential construction and land development loans declined by 63% from early 2007.  This exposure, which represented over 20% of loans in early 2007, has been reduced to a little more than 7% at the end of this quarter.  By rapidly reducing our exposure to this loan type and by focusing most of the reduction on larger and frankly more troublesome loans, we should see improvements in both loss severity and loss volatility coming out of this portfolio in the coming year.

We also saw internally criticized loans, which grew significantly over the past two years as conditions deteriorated, begin to decline in the second half of 2008. This observation is not a function of any particular improvement in the outlook for the economy, but more a function of our efforts, as I stated earlier, to confront our problems head on and to deal with them as rapidly as possible. But it is again another indication that we expect lessening loss volatility as we look forward into 2009.

This quarter we took losses of around $7 million on the sale of approximately $29 million in problem loans. This, together with write-downs and charge-offs of another $25 million, drove a provision for the quarter of $30 million. These credit costs combined to create an overall loss for the quarter of around $19 million.  Bill will speak more to the specifics of the quarter in a moment.

We also announced that we have implemented annualized expense reductions of approximately $5 million and are in the process of completing another $2.6 million in annualized reductions that will be implemented in the next quarter. This means we are on track for $7.6 million or around 10% of overhead savings that should be fully implemented by mid-year. The restoration of FDIC premiums late last year, together with an increase in the premium and our participation in the new unlimited guarantees of transaction accounts, will unfortunately offset some of these savings.  Overall, however, we are projecting our expense structure will improve nicely throughout 2009 with even more significant improvements felt in the second half.  We are going to update you on this progress over the next quarter, and we are also working on additional reductions that could add to this number later in the year.

Our capital ratios improved during the quarter as a result of our closing on the sale of $50 million in preferred stock as part of the TARP Capital Purchase Program. This additional capital improved our already well capitalized status and provides us with additional strength as we confront the difficult economy, while maintaining our role as an important provider of credit in our communities.  At year-end, our consolidated risk-based capital ratio was estimated to be 13.8%, well in excess of the standards for remaining well capitalized.

Our liquidity also improved during the quarter.  Our strong local consumer and business deposit franchise built over many, many years, and our careful avoidance of wholesale funding, allowed us to maintain ample liquidity during all of 2008.  Bill will give you more details, but our remarkable deposit franchise prevented our exposure to any real liquidity risk during this period of continuous bad news concerning the banking industry.  As you'll see, we are actually seeing a fairly remarkable improvement in new household growth, which is very encouraging.

Now I'm going to turn the call over to Bill who will make a few comments.  Bill.

William R. Hahl:

Yes, thanks, Denny.   This morning we have a few slides that I’m going to be referring to that we posted on our website under Investor Relations, Presentations.  Many of you may have gotten our press release off that site as well.

I will begin my comments today on Slide 1 of that presentation with a brief discussion of our funding profile and our liquidity position. Our funding strategy remains primarily centered on stable retail and commercial relationship deposits which fund more than 100% of loans.  As a result of the anticipated increase in FDIC premiums, in November 2008 we contacted some of our largest public fund customers that maintained deposit accounts and switched them to sweep repo accounts, thus reducing our future FDIC premiums.  This moved approximately $100 million from deposits in the fourth quarter to sweep repos.  The Bank’s loans have always been funded primarily by retail and commercial deposits.  Wholesale funding has been mostly used for seasonal fluctuations in deposits or to pre-fund known deposit increases and for other ALCO strategies.  At quarter end, deposits from consumer and commercial clients comprised 96% of total deposits, while only 4% were brokered.  For regulatory purposes, deposits from existing customers that are placed into the CDARS program are required to be categorized as brokered.  We treat these deposit balances in our slides as non-brokered. The average daily overnight borrowing position is at zero at year-end 2008, and this is consistent with our prior year as well.  The Bank can issue up to $40 million of FDIC-guaranteed bank notes for terms up to three years should the need arise.  Our combined available contingent liquidity from all funding sources, pledge-free securities and cash on hand at year-end exceeded 80 million.

Moving to Slide 2 and a summary of our noninterest expense results and items occurring in the quarters presented that were nonrecurring or credit-related costs that will be lower as we move out of this extraordinary period.  This slide shows that our overhead has been reduced more than is visible from the normal income statement perspective.  As we have indicated on prior calls, we have made good progress in reducing overhead and core underlying operating earnings have been improved, but are being offset by one-time charges and much higher credit and collection costs than will be ongoing with the lower risk profile in 2009 and beyond.  Adjusting for these items, the fourth quarter overhead actually declined by 4.6% over the prior year’s fourth quarter.  Denny earlier outlined our overhead reduction efforts for 2009, so I won't go into that.

I’ll move on and take a moment to cover the slide that we have, Slide 3, on the margin.  The margin declined this quarter relative to the last three quarters this year and last year’s fourth quarter.  Industry factors, including competition for CDs, played a role as did NPAs and slower loan growth during the first nine months which negatively impacted earning asset mix. Other factors we simply did not anticipate drove the margin down this quarter, such as the Fed lowering rates rapidly by 175 basis points, but competitive pressures now allowing for immediate lowering of deposit rates.  Additionally, new nonperforming loans were larger than we had anticipated, and accrued interest reversal was greater as a result.  We have listed some of the margin opportunities, such as better deposit mix as a result of our successful growth in retail deposit relationships over the last nine months, which we commented on in more detail in the earnings release, as smaller balance low-cost retail deposit account relationships were acquired and have replaced the higher cost commercial money market deposits that have flowed out of the Central Florida market the second half of this year, as described in more detail in the earnings release.  Deposit costs should be lower as competition has been more rational recently allowing rates paid to creep down.

While overall loan growth was negative, targeted areas such as plain vanilla residential mortgages and low-leveraged income-producing commercial mortgages exhibited growth in the quarter.  Residential mortgage pipelines grew as well, as mortgage rates fell to their lowest levels this year.  There should be some positive upward push on net interest margin as we deploy the preferred stock proceeds, as interest earned will go through the margin, but the before tax cost of approximately 8% will not.  To summarize, we believe margin can improve in the first quarter of 2009 as a result of the fourth quarter targeted loan growth, which replaced the nonperforming loans sold, and due to lower deposit and repo costs as a result of improved mix and our lowering of rates.  I also list the risks for 2009 margin, and many of the same issues that have impacted the margin during 2008 may again be concerns that will need to be considered.

Now I’ll move on to our last slide and let me talk about the prior quarter and the estimated fourth quarter capital ratios for a minute.  Like many, we applied for the U.S. Treasury’s Capital Purchase Program and closed on $50 million in December 2008.  Denny mentioned that all of our regulatory and other capital ratios were positively impacted by this capital with the exception of the average equity to average assets ratio, as the funds were only received on December 22, 2008.  Both the Company and the Bank have strong ratios and are classified by their respective regulators as well capitalized.  Tangible common equity declined from 5.99% in the third quarter to 5.37% at year-end.  We began the year with our tangible common equity ratio at nearly 7%, and we appropriately reduced our dividend during the year as it became evident that nonperforming assets were likely to grow, that collateral values were likely to decline, and that charge-offs would result.  We believe we are at or near the end of a declining tangible common equity ratio; and as a result, as we look out into 2009, our risks are quantified, our overhead reduced, and our prospects for better earnings are improved.  If these prospects are not proven to be true, we will take appropriate actions as we deem necessary to maintain sufficient capital ratios.

Denny, I’ll turn it back to you.

Dennis S. Hudson III:

Thanks, Bill.  As we said at the beginning of 2008, our focus for that year would be asset quality and core franchise deposit growth. These again will be the theme as we move forward into 2009 along with meaningful improvements in residential mortgage market share, and we’ve seen some pretty significant results in the last 30 days and following into January in this important business line.  All of this will build upon an already uniquely strong customer franchise in Florida markets that remain among the most attractive in the nation as we see the national economy recover. The residential real estate market is likely to recover first in attractive markets that began to suffer early in the cycle.  Our local markets along the East Coast of Florida saw significant growth in existing home sales evident all during the second half of 2008, including a year-over-year growth of around 76% in the month of December.  Existing home inventory levels have declined over the past year, and the distressed component of monthly sales by lenders and servicers appears to me to be falling, all hopeful signs to be sure. The real key to our own performance, however, in 2009 will be the aggressive approach we took in 2008 to reduce our exposures to large residential construction and land development loans, our work late in the year to achieve meaningful reductions in overhead, and our relentless focus on building our core customer franchise in what will be a year of confusion and turmoil for customers at Wachovia, National City, and Washington Mutual.

Again, I want to thank our associates and officers who continue to work long and hard in a remarkably difficult environment and our customers I again wish to express our continued confidence in our board, management team, and financial strength which continues to ensure our safe and sound operation in this difficult environment.

Seacoast remains a remarkable value today. Our risks are well understood and communicated and we have made significant process in reducing those risks as we bring 2008 to a close.  We continue to trade at a negative premium to core deposits, something remarkable to consider given our 80-year history and strong market penetration in what will likely by viewed as increasingly attractive markets as the national economy recovers.

Now we’d be happy to take a few questions.

Operator:

Thank you.  We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key.  If you're using a speakerphone, you may need to pick up the handset first before pressing the numbers.  Once again, if there are any questions, please press star then one on your touchtone phone.

The first question is from Christopher Marinack from Fig Partners. Please go ahead.

Christopher Marinack:

Thanks, Denny.  Good morning.

Dennis S. Hudson III:

Good morning.

Christopher Marinack:

I wanted to ask about the statement you made in the press release about the internal criticized assets coming off.  Can you give us a little more thought about what may occur with that in just the next couple months?  I mean do you see that trend continuing?  Is it a little bit early to make too much of it at this point?

Dennis S. Hudson III:

It’s possible it may be too early.  I think the central point is that we have been hard at work since late ‘06, during all of ‘07, and during all of ‘08 to make certain that we properly identify our risk in the portfolio.  As we undertook that activity and that monitoring, market conditions continued to deteriorate, and they deteriorated frankly very rapidly in terms of the impact on some of our credit exposures. Those internally identified issues grew rapidly over the last two years, as we brought to bear enhanced monitoring and as the marketplace deteriorated significantly.  Its effect was most severe on some of our largest exposures in the portfolio, and our most troublesome exposures related to clearly residential developmental loans—no surprise to anybody that we would see that.  What we have seen since the middle of this year is a clear-cut stabilization and actually some decline in those numbers, and I think that is probably…we hope that that is a function of our early identification, our realistic understanding of where those credits are, and most importantly a lack of additional credits coming in to that part of the portfolio.  Said another way, if you’re aggressive on the front end to understand where our problems are, we will likely deal with things far more realistically and upfront as we try to resolve things.  So, Chris, to answer your question, it’s uncertain as to whether it’s time to call that a trend.  We debated whether to talk about this quarter. It’s been two quarters now that we’ve seen a decline.  It’s not a massive decline, but it is a definite change in trend; and I think it’s a function of the things I just talked about and very clearly a lack of additional assets feeding into those buckets over the last six months.  So that’s somewhat encouraging. Having said that, market conditions remain very stressed; and our outlook is that if you’re in the residential development business, there’s no end in sight in the near-term for things turning around.  So hope that answers your question.

Christopher Marinack:

No, that’s helpful.  Just two quick follow-ups: Where are the new lending opportunities for Seacoast this year, if any?

Dennis S. Hudson III:

Yeah.  We have focused all of our efforts exclusively in the residential market.  Residential conditions certainly are stressed in terms of values. It provides great challenges for quality customers who are paying their mortgages who would like to refinance and have now found that they are underwater in their home. We’re staying away from that obviously, unless they can bring equity to the table to “right size” the credit at the time it’s renewed or at the time it’s refinanced.  But we are seeing a very, as I said earlier, a very significant increase in transactions in the market.  Transactions have been up 50 to 60 to 70% every month over the last six months. With the exception of November, there was a pullback in November to maybe 20% growth, but it popped back nicely in December, 76% growth in transactions in our markets here.  That suggests to us, when you combine that improved opportunity with a significant reduction in the level of competition that is out there, we think we will regain what was a very leading position in the plain vanilla residential market. These are conforming loans as we go forward.  Add to that the government intervention in the markets to attempt to make sure that mortgage rates stay as low as possible—that’ll continue through the first half at least of this year—and that combines to be a very positive environment.

Christopher Marinack:

Great, Denny. Thanks again.

Dennis S. Hudson III:

Thanks.  By the way, I think that it is helpful not only to our loan growth a little bit, but also fee revenues as we look out over the next couple of quarters.

Christopher Marinack:

Certainly. Great.  Thank you.

Operator:

Thank you. The next question is from Michael Rose from Raymond James. Please go ahead.

Michael Rose:

Hey, good morning.

Dennis S. Hudson III:

Morning.

Michael Rose:

I was wondering if you could speak a little bit about your coverage ratios here.  You mentioned some evidence of stress in some other areas of the portfolio and ratios kind of declined from the prior quarter.  Can you just tell me how you think about that at this point?

Dennis S. Hudson III:

Most of the rest portfolio has performed fairly well.  I think we noted some stress in the residential portfolio, an up-tick in nonperformers there. The numbers, though, are quite small relative to the things we’re dealing with on the residential development portfolio. It also includes—if you looked at our gross numbers there—just a handful of larger loans in that portfolio, and those are on the verge of getting resolved and liquidated, so we… The outlook is not significantly deteriorated I guess at this point.  We stayed away from all of the exotic consumer loans and residential loans, and as a result we just don’t have the big exposure to home equity loans and some of the exotic mortgage products that have given horrific trouble to some of the larger lenders out there.  Coverage ratios, this is the time when… The driver this quarter and really since June of this year has been charge-offs for us, and those charge-offs have been related to residential land development.  Again, we’ve gotten substantially through that portfolio. It’s also interesting if you look at the last few pages of the press release and look at the remaining residential development construction portfolio, unfortunately a large portion of that remaining portfolio, 50% maybe, is classified as nonaccrual, and most of that is concentrated in some of our larger exposures.  While all that is very disappointing to all of us and has driven higher levels of losses for the Company, there is not a whole lot left that we see that is going to produce tremendous volatility as we go forward.  We’ve been realistic and brutally honest with ourselves with respect to this portfolio and that’s going to serve us well as we come through this period.

Jean Strickland:

Denny, I would also just add that we are very aggressive in our reappraisals, and our valuations are all current.

Dennis S. Hudson III:

Right.

Michael Rose:

If I may, a follow-up.  What's your outlook for unemployment, and how would that change if it's materially higher given your previous comments?

Dennis S. Hudson III:

Well, again, fortunately our consumer exposures are relatively small compared to many, if not most. Our actual consumer portfolio is extremely small, if you look on our detail.  In fact, our absolute consumer portfolio of automobile loans, that sort of thing, is $70 million and our home equity lines another $58 million—just a very small exposure.  We have not seen significant deterioration in that portfolio. Unemployment rates in these markets are already high.  We have double digit unemployment in St. Lucie County, at 10.5% right now, and some of the other counties it’s in the high single digits. That’s been a doubling of unemployment over the last year and a half or so, so it’s felt significantly in these markets.  We have noted other banks that we compete with locally in these markets that have much larger consumer exposures and have been much more aggressive, particularly in the home equity area and in installment loans to individuals, and have had much worse results in terms of credit issues in these portfolios.  So I think the fortunate thing for us is our exposure is fairly small, and it was never exotic and it was never aggressive in these markets, and that’s going to hold us in good stead.

Jean Strickland:

We are fortunate both in the demographics of our markets and with our penetration into those demographics with a significant part of our consumer customer-base being retired individuals.

Dennis S. Hudson III:

…and in the upper end of the demographics as opposed to the lower end.

Michael Rose:

Great. Thank you.

Dennis S. Hudson III:

Thanks.  Again, just to reiterate, our problems and our exposure have been in the construction and land development portfolio. That portfolio peaked at 20% of total loans and is now been brought down to a little over 7% of total loans at the end of the year.

Operator:

Thank you. The next question is from Matt Olney from Stevens Inc. Please go ahead.

Matt Olney:

Yes, good morning.

Dennis S. Hudson III:

Morning, Matt.

Matt Olney:

I want to circle back about some of the prepared comments.  The TARP capital deployment, if I heard it correctly, could actually benefit margin. Could you give us some more thoughts there in terms of what types of loans or securities you want to deploy those into and what type of match funding you were thinking of?

Dennis S. Hudson III:

Before Bill answers that, I would just reiterate our focus is on residential, conforming residential growth.  That is coming along nicely.  As Bill said, we had some growth at the end of the quarter that looks like it will continue in the first quarter, and I think that’s a primary driver to that comment.

Other comments, Bill?

William R. Hahl:

Yeah, I think you hit it on the head that we have seen in those targeted areas, which is primarily the residential, some growth occurring and replacing nonperforming loans and such.  Then the other comment is just that anything we do with the proceeds and how they're deployed will have a positive impact on the net interest margin, because those revenues will go through the margin as opposed to the cost of the TARP, which will not.  So that was the primary reason for that comment—whatever we wind up deploying them in.  But as Denny said, the targets are the residential area.

Matt Olney:

Okay.  Secondly, in terms of the loans sold during the quarter, I think we said on the press release about $29 million, the pricing on some of these loans?  I think third quarter you mentioned a range of between 30 and 80%.  Is that about where the range was, the discount in 4Q?

Dennis S. Hudson III:

Yeah, Russ, you want to…  Don't give all the detail, but just kind of a general…

H. Russell Holland III:

We actually did better in the fourth quarter than the third quarter on the proceeds.  The net proceeds were towards the higher end of the third quarter range.

Dennis S. Hudson III:

Right.

Matt Olney:

So the discounts were…

Dennis S. Hudson III:

Were less.

H. Russell Holland III:

Were less.

Matt Olney:

Less, okay.

Dennis S. Hudson III:

But I will tell you included in that sale were some performing loans that were potential problems down the road, and they had good collateral coverage, that sort of thing, so we got some good pricing in aggregate for the portfolio, but there was a wide range of pricing as you dug into it.

Matt Olney:

Okay, thanks for the color, guys.

Dennis S. Hudson III:

Thanks.

Operator:

The next question is from Albert Savastano from Fox-Pitt Kelton. Please go ahead.

Bill Young*:

Hi. Good morning.

Dennis S. Hudson III:

Morning.

Bill Young:

This is actually Bill Young.

Dennis S. Hudson III:

Hey, Bill.

Bill Young:

I just had a quick question. We’ve been seeing a number of banks take goodwill impairments related their Florida subs this quarter.  Could you just update us on your thoughts there, and how you feel about your current goodwill balances?  Thanks.

Dennis S. Hudson III:

We feel pretty good about it. That’s something we’ll continue to look at every quarter and have to retest and rethink.  I think the guys that you are seeing taking the hits are running Florida segments, Florida operations as a segment, as a particular segment and that’s a little different.  We operate as one segment here, one unified segment; and when we look at it comprehensively to date at this point, as of today, we don't see that as needed.

Bill, any other comments?

William R. Hahl:

Yeah, I think you basically hit it on the head –that is our being one segment. We have all our various lines of business [consolidated under one segment] as opposed to individual lines of business; and the comprehensive and very deep relationship deposits that we have are very valuable. We work with outside independent sources to prepare our step one test for impairment, and all of that is reviewed by our external auditors; and there’s been no impairment noted so far.

Bill Young:

Okay, great.  Thanks, guys.

Dennis S. Hudson III:

Thanks.

Operator:

The next question is from Mac Hodgeson from SunTrust Robinson. Please go ahead.

Mac Hodgeson:

Hey, good morning.

Dennis S. Hudson III:

Morning.

Mac Hodgeson:

I was curious if you could give us some more detail on reappraisal trends, and how values might have changed fourth quarter relative to the third quarter.

Dennis S. Hudson III:

Well I will begin by saying that that was a significant impact in the fourth quarter.  We focused a lot of our attention on some of the harder hit areas in Florida where we have exposures.  Now the vast majority of our exposure is right under our noses here in the East Coast of Florida, but we have been talking for several quarters that we had two… we are now down to two exposures only on the West Coast of Florida. These [exposures] result from our following good customers over to that market. We took write-downs on some of that early last year, and we just saw a terrific collapse in value over the last several months in that market which we recognize this quarter for those.  But we saw broad-based declines in values during the quarter for all of our land exposures, and that contributed significantly to the write-downs this quarter.  So it’s real time stuff that we’re working with.  We also have put forth tremendous resources in the whole area of valuation for these credits.  Again, the sooner we recognize and realize where we are with these, the quicker they are going to move into liquidation… and I probably stole everything you were going to say.

Jean, any other comments…

Jean Strickland:

You said it very well.

Mac Hodgeson:

Any specifics—like when you talk about significant drops in value, is it another 20% decline or…

Dennis S. Hudson III:

You know, let me just comment on that in general. The driver to decline begins with home prices; and it trickles down into all the components that make up home prices.  At the very end of that process is the raw land value.  The raw land component of any piece of improved real estate is the most volatile—for reasons that we all intuitively understand. But the driver to the whole thing begins with home prices.  What I see in these markets has been a very significant reduction in the home prices over the last year and a half.  But what we also see is improving volumes in terms of home sales, initially being driven in the middle of this year with a tremendous surge in distressed sellers, which is now beginning to moderate a little bit in these market—and yet transactions continue to grow.  The percentage of stressed sellers continues to become a lesser component of that.  But when I look at the home prices in the hardest hit area we have here in the East Coast in our markets, St. Lucie County, for some of the more modest priced homes, we have seen an average of probably 45-50% decline in value. That decline was felt pretty clearly in the second quarter and I have not detected any significant change in that trend as we hit year-end. I have looked at December transactions and November transactions and, in that hard hit market, they are 30-40-50% declines over the same house selling three or four years ago.  But we haven’t seen any further declines. So I think things are stabilizing a little bit, but it’s working its way down into land values here.

Mac Hodgeson:

What about… Lastly just commercial properties, how are values holding in there? And then I was just curious if you can comment on unemployment rates in your market? Thanks.

Dennis S. Hudson III:

You want to take that?

Jean Strickland:

 Commercial has not felt the same impact as the residential; but with the drop in consumer spending, of course, that affects everything and bleeds into everything, so we are seeing some decline in valuation from the commercial side, just not nearly as severe.

Dennis S. Hudson III:

There wasn’t as severe a run-up in value in that marketplace, so we are anticipating that any valuation issues there are going to be a lot more modest.  To step forward, we are seeing higher levels of vacancy in some of the commercial projects around, but our exposures to that market are far less concerning when you look at it.  We have our eye very keenly—and have all year long—on retail projects, making certain that we understand where we are there. But again, those projects are cash flowing; and while there are some increases in vacancies, it hasn’t resulted in any real impairment that we can see at this point.  But it is something that we will continue to watch and monitor very carefully as we get deeper into 2009.

Jean Strickland:

On the unemployment, we are seeing unemployment go into the double digits in a lot of places in our markets. But again, I would point to the overall demographics of the areas we serve and the fact that a large component is a retiree population; and within the base of customers we serve, we have penetrated that segment very heavily.

Mac Hodgeson:

Great. Thank you.

Operator:

The next question is from Jefferson Harrelson from KBW. Please go ahead.

Jefferson Harrelson:

Hi. Good morning, guys.

Dennis S. Hudson III:

Good morning.

William R. Hahl:

Good morning, Jeff.

Jean Strickland:

Morning.

Jefferson Harrelson:

I was going to follow-up on Mac's question on the commercial real estate, the income producing piece of it.  Do you have the NPAs and the net charge-offs of that portfolio this quarter handy, versus last?

Dennis S. Hudson III:

No, we don't, but we'll get that to you.  The NPAs are primarily focused in the construction development portfolio, as we stated earlier.  We have some NPAs in the residential area, and it’s really relatively modest in the commercial area, commercial real estate area.

Jefferson Harrelson:

And…

Dennis S. Hudson III:

I would tell you, as I said two or three quarters ago, a substantial portion of that is related to residential developers who also had commercial exposures.  When you haircut that out, it’s very modest in the commercial real estate area; so it is something we continue to focus on, remain concerned about. But if you look at the detail at the end of the release in the quarterly loan trends, you will see that it is a far more diverse portfolio when you look at the commercial real estate portfolio. The area we remain most concerned about and focused on, which is no surprise, is retail trade and we have some exposure there. It is not nearly what it was in the residential construction loan portfolio, but it is something we will continue to monitor and stay on top of in terms of rent roles, vacancies, and cash flows in those cash flowing properties.

Jefferson Harrelson:

All right, thanks a lot.  Maybe one for Bill.  Do you happen to have handy the risk-weighted assets from this quarter to last, and the decline in that number?

William R. Hahl:

No, I don't have the… I have the decline. It's about 65-66 million.

Jefferson Harrelson:

All right. I can get the last quarter number.

William R. Hahl:

Yeah.

Jefferson Harrelson:

All right, thanks a lot, guys.

William R. Hahl:

Thanks.

Operator:

Once again, as a reminder, if you would like to ask a question, please press star then one on your touchtone phone.

The next question is from Dave Bishop from Stifel Nicolaus.  Please go ahead.

Dave Bishop:

Yeah, good morning, gentlemen.

Dennis S. Hudson III:

Morning.

William R. Hahl:

Morning.

Dave Bishop:

Bill, I sort of jumped on late in terms of your discussion about the outlook for the NIM, maybe some stabilization here?  What were some of the things that maybe give you some comfort there, that might have found a bottom here, might see some improvement?

William R. Hahl:

Well, as you know, the Fed rapidly reduced rates in the fourth quarter by 175 basis points, and that has trickled over into the first of the year with a much more rational competitor out there.  In terms, we are seeing CD rates more in the low 2%, 2% and lower. We have a portfolio that averages 3.59% in the fourth quarter, so we are going to see improvement; and it's a short portfolio.  We have concentrated the last 12 months on shorter terms knowing that—or not knowing, but suspecting—rates were coming down. So we get a push from that, as well as the fact that with a more rational competitor, we have been able to lower our other core rates—core saving rates, money markets, NOW accounts, our repo balances—as well to some very low rates and so that should help.  In addition, as I mentioned, we did get some loan growth in the targeted areas of the residential portfolio, and the pipelines expended by about $8 million in the fourth, or in December over the third quarter. So we are expecting that—or we are anticipating at least—that we should have continued growth in the first quarter.

Dennis S. Hudson III:

I would point out that many of our competitors over the last two quarters have had severe liquidity issues, and they had looked to our market as a solution to those liquidity issues. As you know, just about all of those liquidity issues in our market now have been resolved, and [those institutions] are in much more stable condition from a liquidity standpoint.  Add to that the fact that the FDIC stepped in with some significant changes in coverages over the last two quarters, particularly with the Temporary Liquidity Guarantee Program, and it is a very different environment as we move into '09 from a liquidity risk standpoint.  As a result, we are going to see more rational competition; and we are already, as Bill just mentioned, bringing deposit rates down pretty substantially, and will continue to do so.

Dave Bishop:

Bill, I think there was a comment regarding, or Denny, about tangible capital levels, tangible equity maybe finding a floor at the 5.3%. As we think about that, how should we think about overall balance sheet growth next year in terms of loans?  Should we continue to see a little bit of shrinkage?

Dennis S. Hudson III:

Probably so, and that's a function of liquidation activities as much as anything.  Liquidation will occur a little more slowly as we move into '09 probably; and it will be more a function of resolving existing NPAs.  So we will probably continue to see, net/net, a decline in risk-based assets, and demand is lower. I mean all this talk about banks pulling back credit availability: if you are a banker, there are some real problems out there with borrowers; banks always pull back in recessions because they're recessions; and borrowers are stressed and it's a very difficult environment to lend in.  We were just not expecting to see any growth at all really.

Dave Bishop:

Gotcha. Thanks.

Operator:

The next question…

Dennis S. Hudson III:

But we are looking to improve our residential growth and so that component will get relatively larger and that's going to be somewhat protective of the margin, if we are successful.

Operator:

Thank you. The next question is from Edward Barr from E.S. Barr & Company.  Please go ahead.

Edward Barr:

Good morning, Denny.

Dennis S. Hudson III:

Good morning.

Edward Barr:

Denny, your nonperformers increased $11.2 million net quarter-to-quarter; could you walk us through what the gross inflows were and then how you got to that net basis?

Dennis S. Hudson III:

Well, you can pretty well figure out, given that we mentioned about $19 million of our loan sales were nonperforming assets, if you add that to the net growth and that's what the inflow was.  To give you some color on that, Ed, we had a number of larger residential construction land development exposures that we were working with borrowers on that were performing during the early part of the fourth quarter.  We had workout strategies in place with those borrowers. I think the national news, the national economy, and “bailout nation” thinking crept into the minds of many of those sponsors.  That, combined with continued very difficult conditions, resulted in our decision to place those loans on nonaccrual and to move far more aggressively with those borrowers—and that is exactly what we are doing with them. It was very disappointing for me personally to see a good number of borrowers who we thought were going to work with us through this period decide not to work with us in this quarter.  I think it was a function of the reasons that I just stated.  But at some point, Ed, you get through all of that—and we are getting there.  We think we are pretty well there.

Edward Barr:

Thank you.

Dennis S. Hudson III:

So very disappointed in the inflow, but we continue to realistically value and approach those.

Operator:

Thank you. The next question is from Christopher Marinack from Fig Partners.  Please go ahead.

Christopher Marinack:

Thanks.  Denny, I just had a follow-up about the new FDIC restrictions on banks that slip below the well capitalized status on deposit rates.  Will that make a meaningful impact right away, do you think, and will that possibly be another addition to the margin stabilization comment from earlier?

Dennis S. Hudson III:

I'm not sure I understand the question.  Can you…

Christopher Marinack:

Well the FDIC is putting in a rate restriction if a bank goes below well capitalized status, meaning that they can no longer pay some of the exorbitant CD rates that have been done in the past year, they slip so…

Dennis S. Hudson III:

Yeah.

William R. Hahl:

You are referring to competitors then?

Christopher Marinack:

Correct.  Exactly.

Dennis S. Hudson III:

Well… we don't know how that’s going to…

William R. Hahl:

I know that was pretty…  I think that was just announced the day before yesterday, or yesterday.  I'm not sure we have got an inventory of who in the market is not well capitalized at this point that it might impact.  I also read that they can refute that by showing that the local market rates are higher, or something along that line.

Dennis S. Hudson III:

Yeah, I guess it’s hard to say, Chris, how that will do.  Probably going to…

William R. Hahl:

I can say that right now we have seen a tremendous drop in rates since the 175 rate cut in January.  We started out early in January doing daily competitive surveys—and we've gone to weekly—and I’ll tell you on the daily ones, it was dropping 50-100 basis points. A lot of the competitors are now dropping their higher rate offerings.

Christopher Marinack:

Great. That's helpful in itself. Thanks very much.

Dennis S. Hudson III:

Thank you.

Operator:

At this time, there are no further questions.

Dennis S. Hudson III:

Great.  Well thank you very much for attending today and we look forward to taking with you again in April.

Operator:

Thank you.  Ladies and gentlemen, this concludes today's conference. Thank you for participating. You may all disconnect.